EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hanmi Financial Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-44090 and No. 333-44320) of Hanmi Financial Corporation of our reports dated March 16, 2005, with respect to the consolidated statements of financial condition of Hanmi Financial Corporation and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Hanmi Financial Corporation.

/s/ KPMG LLP

Los Angeles, California
March 16, 2005